Exhibit 99.1

Elite Pharmaceuticals, Inc. Reports Financial Results for the First Quarter of Fiscal Year 2022
Ended June 30, 2021 and Provides Conference Call Information

Conference Call Scheduled for Tuesday, August 17 at 11:30 AM EDT

Northvale, NJ – August 16, 2021: Elite Pharmaceuticals, Inc. (“Elite” or the “Company”) (OTCBB: ELTP), a specialty pharmaceutical company developing niche generic products, announced results for the first quarter of fiscal year 2022 ended June 30, 2021 (“First Quarter”).

Total revenues for the three-month period ended June 30, 2021 decreased by $0.5 million or 6%, to $7.1 million, as compared to $7.5 million, for the corresponding period of the prior year, primarily due to timing of sales of Amphetamine IR Tablets and Amphetamine ER Capsules. Stronger margins produced operating profits of $1.0 million, an increase of $0.2 million from the comparable period of the prior year, and net income was $2.4 million.

Conference Call Information

Elite’s management will host a conference call to discuss the First Quarter financial results and provide an update on recent business developments. Stockholder questions should be submitted to the company in advance of the call.

Date:	August 17, 2021
Time:	11:30 AM EDT
Dial- in numbers:	1-800-346-7359 (domestic) 1-973-528-0008 (international)
Conference number:	98840
Questions:	dianne@elitepharma.com Financial questions by 7:00 PM EDT on Monday, August 16, 2021
Audio Replay:	https://elite.irpass.com/events_presentations

The financial statements can be viewed for Elite’s First Quarter Fiscal Year 2022 on Form 10-Q here.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company that develops niche generic products. Elite specializes in developing and manufacturing oral, controlled-release drug products. Elite owns multiple generic products which have been licensed to Lannett Company, Prasco, LLC, Epic Pharma, LLC, TAGI Pharma, and Glenmark Pharmaceuticals, Inc. Elite operates a cGMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ. For more information, visit www.elitepharma.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release. Readers are cautioned that such forward-looking statements involve, without limitation, risks, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. These forward-looking statements may include statements regarding the expected timing of approval, if at all, of products by the FDA, and the actions the FDA may require of Elite in order to obtain such approvals. These forward-looking statements are not guarantees of future action or performance. These risks and other factors are discussed, without limitation, in Elite’s filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q, and 8-K. Elite is under no obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

For Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com

www.elitepharma.com